Exhibit 10.30

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into and with effective date as of May 22, 2026, by and between Jason McGlynn (the “Executive”) and Ace Green Recycling Inc., a Delaware corporation (the “Company”).

WHEREAS, the Company desires to employ the Executive on the terms and conditions set forth herein; and

WHEREAS, the Executive desires to be employed by the Company or its employment subsidiary AGR Personnel Inc., on such terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants, promises, and obligations set forth herein, the parties agree as follows:

1. Term. The Executive’s employment hereunder shall be effective as of May 26, 2026 (the “Effective Date”) and shall continue indefinitely, unless terminated earlier pursuant to Section 5 of this Agreement.

2. Position and Duties.

2.1 Position. During the Employment Term, the Executive shall serve as the Chief Financial Officer of the Company and its affiliated entities (hereinafter referred to sometimes collectively as the “Company Group”), reporting to the Chief Executive Officer of the Company (hereinafter referred to as the “Chief Executive Officer”). In such position, the Executive shall have such duties, authority, and responsibilities that shall be communicated from time to time by the Chief Executive Officer, which duties, authority, and responsibilities shall be consistent with the Executive’s position.

2.2 Duties. During the Employment Term, the Executive shall devote substantially all of the Executive’s business time and attention to the performance of the Executive’s duties hereunder and will not engage in any other business, profession, or occupation for compensation or otherwise which would materially conflict or interfere with the performance of such services either directly or indirectly without the prior written consent of the Chief Executive Officer. Notwithstanding the foregoing or anything else to the contrary herein, the Executive will be permitted to (a) with the prior written consent of the Chief Executive Officer) act or serve as a director, trustee, committee member, or principal of any type of business, civic, or charitable organization as long as such activities are disclosed in writing to the Company’s Chief Executive Officer in accordance with the Company’s established policies, and (b) purchase or own publicly or privately traded securities of any corporation; provided that, such ownership represents a passive investment and that the Executive is not a controlling person of such corporation; provided further that, the activities described in clauses (a) and (b) do not unreasonably interfere with the performance of the Executive’s duties and responsibilities to the Company as provided hereunder, including, but not limited to, the obligations set forth in Section 2 hereof.

3. Place of Performance. The principal place of Executive’s employment shall be the Company’s offices located in Houston, TX. The Executive shall also be required to travel on Company business during the Employment Term as needed.

4. Compensation.

4.1 Base Salary. The Company shall pay the Executive an annual base salary of $425,000.00 in periodic installments in accordance with the Company’s customary payroll practices and applicable wage payment laws, but no less frequently than monthly. The Executive’s base salary shall be reviewed at least annually by the Compensation Committee of the Company, and may from time to time, be increased in the Compensation Committee’s sole discretion, but not decreased without the Executive’s prior written consent.. The Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as “Base Salary”.

Annual Bonus. For each calendar year of the Employment Term, the Executive shall be eligible to receive an annual discretionary bonus (the “Annual Bonus”) with a target amount of up to 50% of the Executive’s Base Salary, based on performance metrics determined by the Compensation Committee in its discretion, after consultation with the Executive, as well as on Company and Executive’s performance. The structure, amount, and payment of the bonus will be reviewed annually by the Chief Executive Officer and/or Compensation Committee, alongside other executive compensation decisions.

Sign-On Equity Grant via Separate Options Grant Agreement

The Executive will be granted stock options on the equity of the Company’s parent entity, Ace Green Recycling Inc., equivalent to 9,127 shares, subject to Board approval and with effective date on the first day of the subsequent quarter. The strike price will be established by the fair market value of the Company’s shares of common stock, as determined by a third-party 409A valuation obtained by the Company at a time that is still applicable to this grant. The stock options will vest over four (4) years, with a one-year cliff for the first 25%, followed by quarterly vesting on a pro-rata basis. In the event of a Change of Control occurring anytime during the employment, all unvested equity will vest immediately. All other terms and conditions of such awards shall be governed by the terms and conditions of the Company’s Long-Term Incentive Plan and the applicable award agreements.

4.2 Employee Benefits. The Executive shall be entitled to participate in all employee benefit plans, practices, and programs maintained by the Company, as in effect from time to time (collectively, “Employee Benefit Plans”), on a basis which is no less favorable than is provided to other similarly situated executives of the Company, to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. The Company reserves the right to amend or terminate any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law.

4.3 Vacation; Paid Time Off. During the Employment Term, the Executive shall be entitled to three (3) weeks of paid vacation per calendar year (prorated for partial years) in accordance with the Company’s vacation policies, as in effect from time to time. The Executive shall receive other paid time off in accordance with the Company’s policies for executive officers as such policies may exist from time to time.

4.4 Business Expenses. The Executive shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment, and travel expenses incurred by the Executivein connection with the performance of the Executive’s duties hereunder in accordance with the Company’s expense reimbursement policies and procedures.

4.5 Indemnification. In the event that the Executive is made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”), other than any Proceeding initiated by the Executive or the Company related to any contest or dispute between the Executive and the Company or any of its affiliates solely with respect to this Agreement or the Executive’s employment hereunder, by reason of the fact that the Executive is or was a director or officer of the Company, or any affiliate of the Company, or is or was serving at the request of the Company as a director, officer, member, employee, or agent of another corporation or a partnership, joint venture, trust, or other enterprise, the Executive shall be indemnified and held harmless to the fullest extent permitted by applicable law by, from, and against any liabilities, costs, claims, and expenses, including all costs and expenses incurred in defense of any Proceeding (including attorneys’ fees). The rights of the Executive and the obligations of the Company in this Section 4.5 shall be in addition to, and not in substation of, any and all rights and obligations that may exist under any other certificates, documents, instruments, and agreements by, for, or between the Executive and the Company (including but not limited to any formation or governing documents of the Company), or under any applicable laws, rules, or regulations.

5. Termination of Employment. The Executive’s employment hereunder may be terminated by either the Company or the Executive at any time and for any reason (other than a legally prohibited reason); provided that, unless otherwise provided herein, either party shall be required to give the other party at least 30 days advance written notice of such termination of the Executive’s employment, except in the case of termination pursuant to Section 5.1 or Section 5.3, in which case the Company or the Executive (as applicable) may terminate the Executive’s employment immediately and without any advance notice. On termination of the Executive’s employment during the EmploymentTerm, the Executive shall be entitled to the compensation and benefits described in this Section 5 and shall have no further rights to any compensation or any other benefits from the Company or any of its affiliates.

5.1 For Cause

(a) The Executive’s employment hereunder may be terminated by the Company for Cause. If the Executive’s employment is terminated by the Company for Cause, the Executive shall be entitled to receive:

(i) any accrued but unpaid Base Salary and accrued but unused vacation which shall be paid on the pay date immediately following the Termination Date (as defined below) in accordance with the Company’s customary payroll procedures;

(ii) reimbursement for unreimbursed business expenses properly incurred by the Executive, which shall be subject to and paid in accordance with the Company’s expense reimbursement policy; and

(iii) such employee benefits (including equity compensation), if any, to which the Executive may be entitled under the Company’s employee benefit plans as of the Termination Date; provided that, in no event shall the Executive be entitled to any payments in the nature of severance or termination payments except as specifically provided herein.

Items 5.l(a)(i) through 5.l(a)(iii) are referred to herein collectively as the “Accrued Amounts”.

(b) For purposes of this Agreement, “Cause” shall mean:

(i) the Executive’s failure to perform Executive’s duties (other than any such failure resulting from incapacity due to physical or mental illness);

(ii) the Executive’s failure to comply with any valid and legal directive of the Chief Executive Officer or Chief Financial Officer or Chief Technology Officer;

(iii) the Executive’s engagement in dishonesty, illegal conduct, or misconduct, which is, in each case, injurious to the Company or its affiliates;

(iv) the Executive’s embezzlement, misappropriation, or fraud, whether or not related to the Executive’s employment with the Company;

(v) the Executive’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude;

(vi) the Executive’s material violation of the Company’s written policies or codes of conduct, including written policies related to discrimination, harassment, performance of illegal or unethical activities, and ethical misconduct:

(vii) the Executive’s unauthorized disclosure of Confidential Information (as defined below);

(viii) the Executive’s material breach of any material obligation under this Agreement or any other written agreement between the Executive and the Company; with written notice by the Company to the Executive specifying such breach in reasonable detail and the Executive’s refusal or inability to cure such breach within thirty (30) days from the date of such written notice; or

(ix) the Executive’s engagement in conduct that actually brings or, in the good faith determination of the Company, is reasonably likely to bring the Company negative publicity or into public disgrace, embarrassment, or disrepute.

5.2 Without Cause. The Employment Term and the Executive’s employment hereunder may be terminated by the Company or the Executive without Cause. In the event of such termination, the Executive shall be entitled to receive the Accrued Amounts and subject to the Executive’s compliance with Section 6, Section 7, Section 8, and Section 9 of this Agreement and the Executive’s execution of a release of claims in favor of the Company, its affiliates and their respective officers and directors in a form provided by the Company (the “Release”) and such Release becoming effective within seven (7) days following the Termination Date (such seven-day period, the “Release Execution Period”), the Executive shall be entitled to receive the following:

(a) continued Base Salary for three (3) months following the Termination Date payable in equal installments in accordance with the Company’s normal payroll practices, but no less frequently than monthly, which shall commence within immediately the Termination Date; provided that, if the Release Execution Period begins in one taxable year and ends in another taxable year, payments shall not begin until the beginning of the second taxable year; provided further that, the first installment payment shall include all amounts of Base Salary that would otherwise have been paid to the Executive during the period beginning on the Termination Date and ending on the first payment date if no delay had been imposed;

(b) Continuation of health coverage, if the Executive timely and properly elects, under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall reimburse the Executive for [the monthly COBRA premium paid by the Executive for the Executive and the Executive’s dependents. Such reimbursement shall be paid to the Executive on the first of the month immediately following the month in which the Executive timely remits the premium payment. The Executive shall be eligible to receive such reimbursement until the earliest of: (i) the three-month anniversary ofthe Termination Date; (ii) the date the Executive is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which the Executive becomes eligible to receive substantially similar coverage from another employer or other source.

(c) The treatment of any outstanding equity awards shall be determined in accordance with the terms of the Company’s 2021 Long-Term Incentive Plan and the applicable award agreements.

(d) The Executive must have completed at least six (6) months of continuous service to be eligible for severance payments under this section.

(e) The Company shall have the right, at its discretion, to require the Executive to continue working during the notice period or to place the Executive on garden leave.

5.3 For Good Reason.

(a) The Employment Term and the Executive’s employment hereunder may be terminated by the Executive for Good Reason (as defined below), effective immediately upon written notice by the Executive to the Company. In the event of such termination, the Executive shall be entitled to receive the Accrued Amounts and the following, with written notice by the Executive to the Company specifying such failure in reasonable detail and the Company’s refusal or inability to cure such failure within thirty (30) days from the date of such written notice;

(i) continued Base Salary for three (3) months following the Termination Date payable in equal installments in accordance with the Company’s normal payroll practices, but no less frequently than monthly, which shall commence within immediately the Termination Date; provided that, if the Release Execution Period begins in one taxable year and ends in another taxable year, payments shall not begin until the beginning of the second taxable year; provided further that, the first installment payment shall include all amounts of Base Salary that would otherwise have been paid to the Executive during the period beginning on the Termination Date and ending on the first payment date if no delay had been imposed.

(ii) Continuation of health coverage, if the Executive timely and properly elects, under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall reimburse the Executive for [the monthly COBRA premium paid by the Executive for the Executive and the Executive’s dependents. Such reimbursement shall be paid to the Executive on the first of the month immediately following the month in which the Executive timely remits the premium payment. The Executive shall be eligible to receive such reimbursement until the earliest of: (i) the three-month anniversary of the Termination Date; (ii) the date the Executive is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which the Executive becomes eligible to receive substantially similar coverage from another employer or other source.

(iii)

(b) The treatment of any outstanding equity awards shall be determined in accordance with the terms of the Company’s 2021 Long-Term Incentive Plan and the applicable award agreements.

(c) For purposes of this Agreement, “Good Reason” shall mean:

(i) a reduction in the Executive’s Base Salary without the Executive’s prior written consent;

(ii) a reduction in the Executive’s Annual Bonus opportunity without the Executive’s prior written consent;

(iii) a relocation of the Executive’s principal place of employment outside the Houston metropolitan area;

(iv) any material breach by the Company of any provIsIon of this Agreement or any material provision of any other agreement between the Executive and the Company;

(v) a material, adverse change in the Executive’s title, authority, duties, or responsibilities (other than temporarily while the Executive is physically or mentally incapacitated or as required by applicable law); or

(vi) a material adverse change in the reporting structure applicable to the Executive.

The Executive must have completed at least six (6) months of continuous service to be eligible for severance payments under this section.

5.4 Death or Disability.

(a) The Executive’s employment hereunder shall terminate automatically on the Executive’s death during the Employment Term, and the Company may terminate the Executive’s employment on account of the Executive’s Disability.

(b) If the Executive’s employment is terminated during the Employment Term on account of the Executive’s death or Disability, the Executive (or the Executive’s estate and/or beneficiaries, as the case may be) shall be entitled to receive the Accrued Amounts:

Notwithstanding any other provision contained herein, all payments made in connection with the Executive’s Disability shall be provided in a manner which is consistent with federal and state law.

(c) For purposes of this Agreement, “Disability” shall mean, the Executive’s inability, due to physical or mental incapacity, to perform the essential functions of the Executive’s job, for one hundred eighty (180) days out of any three hundred sixty-five (365) day period or ninety (90) consecutive days; provided, however, in the event that the Company temporarily replaces the Executive, or transfers the Executive’s duties or responsibilities to another individual on account of the Executive’s inability to perform such duties due to a mental or physical incapacity which is, or is reasonably expected to become, a Disability, then the Executive’s employment shall not be deemed terminated by the Company. Any question as to the existence of the Executive’s Disability as to which the Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Executive and the Company. If the Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and the Executive shall be final and conclusive for all purposes of this Agreement.

5.5 Change in Control Termination.

(a) Notwithstanding any other provIsIon contained herein, if the Executive’s employment hereunder is terminated by the Company without Cause (other than on account of the Executive’s death or Disability), or by the Executive for Good Reason, in each case within twelve (12) months following a Change in Control, the Executive shall be entitled to receive the Accrued Amounts and other amounts set forth herein, and subject to the Executive’s compliance with Section 6, Section 7, Section 8 and Section 9 of this Agreement and the Executive’s execution of a Release which becomes effective within seven (7) days following the Termination Date, the Executive shall also be entitled to receive the following:

(i) a lump sum payment equal to three (3 months ofthe Executive’s Base Salary for the year in which the Termination Date occurs (or if greater, the year immediately preceding the year in which the Change in Control occurs), which shall be paid within seven (7) days following the Termination Date; provided that, if the Release Execution Period begins in one taxable year and ends in another taxable year, payment shall not be made until the beginning of the second taxable year and

(ii) Continuation of health coverage, if the Executive timely and properly elects, under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall reimburse the Executive for [the monthly COBRA premium paid by the Executive for the Executive and the Executive’s dependents. Such reimbursement shall be paid to the Executive on the first of the month immediately following the month in which the Executive timely remits the premium payment. The Executive shall be eligible to receive such reimbursement until the earliest of: (i) the three-month anniversary of the Termination Date; (ii) the date the Executive is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which the Executive becomes eligible to receive substantially similar coverage from another employer or other source.

(iii)

(b) Notwithstanding the terms of any equity incentive plan or award agreements, as applicable:

(i) all outstanding unvested stock options granted to the Executive during the Employment Term shall become fully vested and exercisable for the remainder of their full term;

(ii) all outstanding equity-based compensation awards that do not vest based on the attainment of performance goals shall become fully vested and the restrictions thereon shall lapse; provided that, any delays in the settlement or payment of such awards that are set forth in the applicable award agreement and that are required under Section 409A shall remain in effect; and

(iii) all outstanding equity-based compensation awards that vest based on the attainment of performance goals shall remain outstanding and shall vest or be forfeited in accordance with the terms of the applicable award agreements, if the applicable performance goals are satisfied.

(c) For purposes of this Agreement, “Change in Control” shall mean the occurrence of any of the following after the Effective Date:

(i) one person (or more than one person acting as a group) acquires ownership of stock of the Company that, together with the stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company; provided that, a Change in Control shall not occur if any person (or more than one person acting as a group) owns more than fifty percent (50%) of the total fair market value or total voting power of the Company’s stock and acquires additional stock;

(ii) a majority of the members of the Board are replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the Board before the date of appointment or election; or

(iii) the sale of all or substantially all of the Company’s assets.

5.6 Notice of Termination. Any termination of the Executive’s employment hereunder by the Company or by the Executive during the Employment Term (other than termination pursuant to Section 5.3(a) on account of the Executive’s death) shall be communicated by written notice of termination (“Notice of Termination”) to the other party hereto in accordance with Section 25. The Notice of Termination shall specify:

(a) The termination provision of this Agreement relied upon;

(b) To the extent applicable, the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated; and

(c) The applicable Termination Date.

5.7 Termination Date. The Executive’s “Termination Date” shall be:

(a) If the Executive’s employment hereunder terminates on account of the Executive’s death, the date of the Executive’s death;

(b) If the Executive’s employment hereunder is terminated on account of the Executive’s Disability, the date that it is determined that the Executive has a Disability;

(c) If the Company terminates the Executive’s employment hereunder for Cause, the date the Notice of Termination is delivered to the Executive;

(d) If the Executive terminates the Executive’s employment hereunder for Good Reason, the date the Notice of Termination is delivered to the Company; and

(e) If the Company or the Executive terminates the Executive’s employment hereunder without Cause, the date specified in the Notice ofTermination, shall be no less than thirty (30) days following the date on which the Notice of Termination is delivered.

Notwithstanding anything contained herein, the Termination Date shall not occur until the date on which the Executive incurs a “separation from service” within the meaning of Section 409A.

5.8 Resignation of All Other Positions. On termination of the Executive’s employment hereunder for any reason, the Executive shall be deemed to have resigned from all positions that the Executive holds as an officer or member of the Board (or a committee thereof) of the Company or any of its affiliates.

6. Cooperation. The parties agree that certain matters in which the Executive will be involved during the Employment Term may necessitate the Executive’s reasonable cooperation in the future. Accordingly, following the termination of the Executive’s employment for any reason, to the extent reasonably requested by the Board, the Executive shall reasonably cooperate with the Company in connection with matters arising out of the Executive’s service to the Company; provided that, the Company shall make reasonable efforts to minimize disruption of the Executive’s other activities. The Company shall reimburse the Executive for all reasonable expenses incurred in connection with such cooperation and, to the extent that the Executive is required to spend substantial time on such matters, the Company shall compensate the Executive at an hourly rate based on the Executive’s Base Salary on the Termination Date.

7. Confidential Information. The Executive understands and acknowledges that during the Employment Term, the Executive will have access to and learn about Confidential Information, as defined below.

7.1 Confidential Information Defined.

(a) Definition.

For purposes of this Agreement, “Confidential Information” includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic or any other form or medium, relating directly or indirectly to: business processes, practices, methods, policies, plans, publications, documents, research, operations, services, strategies, techniques, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, pending negotiations, know-how, trade secrets, computer programs, computer software, applications, operating systems, software design, web design, work-in-process, databases, device configurations, embedded data, compilations, metadata, technologies, manuals, records, articles, systems, material, sources of material, supplier information, vendor information, financial information, results, accounting information, accounting records, legal information, marketing information, advertising information, pricing information, credit information, design information, payroll information, staffing information, personnel information, employee lists, supplier lists, vendor lists, developments, reports, internal controls, security procedures, graphics, drawings, sketches, market studies, sales information, revenue, costs, formulae, notes, communications, algorithms, product plans, designs, styles, models, ideas, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, customer lists, client information, client lists, manufacturing information, factory lists, distributor lists, and buyer lists of the Company Group or its businesses or any existing or prospective customer, supplier, investor or other associated third party, or of any other person or entity that has entrusted information to the Company Group in confidence.

The Executive understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.

The Executive understands and agrees that Confidential Information includes information developed by Executive in the course of employment by the Company as if the Company furnished the same Confidential Information to the Executive in the first instance. Notwithstanding the foregoing or anything else to the contrary herein, Confidential Information shall not include information that is (i) generally available to and known by the public at the time of disclosure to the Executive or thereafter; provided that, such disclosure is through no direct or indirect fault of the Executive or person(s) acting on the Executive’s behalf;(ii) that was known by or in the possession of the Executive (as established by reasonable documentary evidence) prior to being disclosed by the Company; or (iii) was or is independently developed by the Executive (as established by reasonable documentary evidence) without reference to or use of, in whole or in part, any of the Confidential Information.

Company Creation and Use of Confidential Information.

The Executive understands and acknowledges that the Company Group has invested, and continues to invest, substantial time, money, and specialized knowledge into developing its resources, creating a customer base, generating customer and potential customer lists, training its employees, and improving its offerings in the field of commodities trading and recycling. The Executive understands and acknowledges that as a result of these efforts, the Company Group has created, and continues to use and create Confidential Information. This Confidential Information provides the Company Group with a competitive advantage over others in the marketplace.

(b) Disclosure and Use Restrictions.

The Executive agrees and covenants: (i) to treat all Confidential Information as strictly confidential; (ii) not to directly or indirectly disclose, publish, communicate, or make available Confidential Information, or allow it to be disclosed, published, communicated, or made available, in whole or part, to any entity or person whatsoever (including other employees of the Company Group) not having a need to know and authority to know and use the Confidential Information in connection with the business of the Company Group (unless reasonably necessary in the discharge of the Executive’s duties hereunder) and, in any event, not to anyone outside of the direct employ of the Company Group except as required in the performance of the Executive’s authorized employment duties to the Company or with the prior consent of the Chief Executive Officer acting on behalf of the Company Group in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent); and (iii) not to access or use any Confidential Information, and not to copy any documents, records, files, media, or other resources containing any Confidential Information, or remove any such documents, records, files, media, or other resources from the premises or control of the Company Group, except as required in the performance of the Executive’s authorized employment duties to the Company or with the prior consent of the Chief Executive Officer acting on behalf of the Company Group in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent).

(c) Permitted Disclosures. Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. To the extent permitted by applicable law and reasonably feasible in advance of the relevant disclosure obligations, the Executive shall promptly provide written notice of any such order to the Chief Executive Officer, the Chief Financial Officer, and the General Counsel of the Company.

(d) Permitted Communications. Nothing herein prohibits or restricts the Executive (or the Executive’s attorney) from responding to an inquiry from, or providing testimony before, the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other self-regulatory organization, or any other federal or state regulatory authority regarding a possible securities law violation.

(e) Notice of Immunity Under the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016 (“DTSA”). Notwithstanding any other provision of this Agreement:

(i) The Executive will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that:

(A) is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or

(B) is made in a complaint or other document filed under seal in a lawsuit or other proceeding.

(ii) If the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the Company’s trade secrets to the Executive’s attorney and use the trade secret information in the court proceeding if the Executive:

(A) files any document containing trade secrets under seal; and

(B) does not disclose trade secrets, except pursuant to court order.

The Executive understands and acknowledges that the Executive’s obligations under this Agreement with regard to any particular Confidential Information shall commence immediately upon the Executive first having access to such Confidential Information (whether before or after the Executive begins employment by the Company) and shall continue during and after the Executive’s employment by the Company until such time as such Confidential Information has become public knowledge other than as a result of the Executive’s breach of this Agreement or breach by those acting in concert with the Executive or on the Executive’s behalf.

8. Restrictive Covenants.

8.1 Acknowledgement. The Executive understands that the nature of the Executive’s position gives the Executive access to and knowledge of Confidential Information and places the Executive in a position of trust and confidence with the Company Group. The Executive understands and acknowledges that the services the Executive provides to the Company Group are unique, special and/or extraordinary.

The Executive further understands and acknowledges that the Company Group’s ability to reserve these for the exclusive knowledge and use of the Company Group is of great competitive importance and commercial value to the Company Group, and that improper use or disclosure by the Executive is likely to result in unfair or unlawful competitive activity.

8.2 Non-Competition. Because of the Company Group’s legitimate business interest as described herein and the good and valuable consideration offered to the Executive, during the Employment Term and for a period of one (1) year, to run consecutively, beginning on the last day of the Executive’s employment with the Company, regardless of the reason for the termination and whether employment is terminated at the option of the Executive or the Company Group, the Executive agrees and covenants not to engage in Prohibited Activity anywhere in the world.

(a) For purposes of this Section 8, “Prohibited Activity” is activity in which the Executive contributes the Executive’s knowledge, directly or indirectly, in whole or in part, as an employee, employer, owner, operator, manager, advisor, consultant, agent, employee, partner, director, stockholder, officer, volunteer, intern, or any other similar capacity to an entity engaged in the same or similar business as the Company Group including, without limitation, those engaged in the business of battery recycling using hydrometallurgical technology or pyrometallurgical technology. Prohibited Activity also includes activity that may require or inevitably requires disclosure of trade secrets, proprietary information, or Confidential Information.

(b) Nothing herein shall prohibit the Executive from purchasing or owning less than five percent (5%) of the publicly traded securities of any corporation, provided that such ownership represents a passive investment and that the Executive is not a controlling person of, or a member of a group that controls, such corporation.

(c) This Section 8 does not, in any way, restrict or impede the Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order.

8.3 Non-Solicitation of Employees. The Executive agrees and covenants not to directly or indirectly solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any employee of the Company Group, or attempt to do so, for a period of one (1) year, to run consecutively, beginning on the last day of the Executive’s employment with the Company.

Notwithstanding the foregoing or anything else to the contrary herein, this Section 8 does not, in any way, restrict or impede the Executive from making any communications to the general public which are not specifically targeted at any employee of the Company Group, including any generic advertisings, mailings, postings, or other communications to the general public

The Executive agrees and covenants, for a period of one (1) year, to run consecutively, beginning on the last day of the Executive’s employment with the Company, not to directly or indirectly solicit, contact (including but not limited to email, regular mail, express mail, telephone, fax, instant message, or social media), attempt to contact, or meet with the Company’s current, former or prospective customers (as established by reasonable documentary evidence) for purposes of offering or accepting goods or services similar to or competitive with those offered by the Company.

8.4 Notwithstanding the foregoing or anything else to the contrary herein, this Section 8 does not, in any way, restrict or impede the Executive from (i) exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order; or (ii) making any communications to the general public which are not specifically targeted at any current, former, or prospective customers, including any generic advertisings, mailings, postings, or other communications to the general public.

9. [Intentionally Omitted].

Acknowledgement. The Executive acknowledges and agrees that the services to be rendered by the Executive to the Company are of a special and unique character; that the Executive will obtain knowledge and skill relevant to the Company’s industry, methods of doing business and marketing strategies by virtue of the Executive’s employment; and that the restrictive covenants and other terms and conditions of this Agreement are reasonable and reasonably necessary to protect the legitimate business interest of the Company Group.

10. The Executive further acknowledges that the benefits provided to the Executive under this Agreement, including the amount of the Executive’s compensation, reflects, in part, the Executive’s obligations and the Company’s rights under Section 7, Section 8, and Section 9 of this Agreement; that the Executive has no expectation of any additional compensation, royalties, or other payment of any kind not otherwise referenced herein in connection herewith; and that the Executive will not suffer undue hardship by reason of full compliance with the terms and conditions of Section 7, Section 8, and Section 9 of this Agreement or the Company’s enforcement thereof.

11. Remedies. In the event of a breach or threatened breach by the Executive of Section 7, Section 8 or Section 9 of this Agreement, the Executive hereby consents and agrees that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, and that money damages would not afford an adequate remedy, without the necessity of showing any actual damages, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages, or other available forms of relief.

12. Proprietary Rights.

12.1 Work Product. The Executive acknowledges and agrees that all right, title, and interest in and to all writings, works of authorship, technology, inventions, discoveries, processes, techniques, methods, ideas, concepts, research, proposals, materials, and all other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, amended or reduced to practice by the Executive individually or jointly with others during the Employment Term and are reasonably related to the business or contemplated business, products, activities, research, or development of the Company as established by reasonable documentary evidence) or result from any work performed by the Executive for the Company (in each case, regardless of where prepared or whose equipment or other resources is used in preparing the same), all rights and claims related to the foregoing, and all printed, physical and electronic copies, and other tangible embodiments thereof (collectively, “Work Product”), as well as any and all rights in and to US and foreign (a) patents, patent disclosures and inventions (whether patentable or not), (b) trademarks, service marks, trade dress, trade names, logos, corporate names, and domain names, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing, (c) copyrights and copyrightable works (including computer programs), mask works, and rights in data and databases, (d) trade secrets, know-how, and other confidential information, and (e) all other intellectual property rights, in each case whether registered or unregistered and including all registrations and applications for, and renewals and extensions of, such rights, all improvements thereto and all similar or equivalent rights or forms of protection in any part of the world (collectively, “Intellectual Property Rights”), shall be the sole and exclusive property of the Company.

For purposes ofthis Agreement, Work Product includes, but is not limited to, Company Group information, including plans, publications, research, strategies, techniques, agreements, documents, contracts, terms of agreements, negotiations, know-how, computer programs, computer applications, software design, web design, work in process, databases, manuals, results, developments, reports, graphics, drawings, sketches, market studies, formulae, notes, communications, algorithms, product plans, product designs, styles, models, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, client information, customer lists, client lists, manufacturing information, marketing information, advertising information, and sales information.

12.2 Work Made for Hire; Assignment. The Executive acknowledges that, by reason of being employed by the Company at the relevant times, to the extent permitted by applicable law, all of the Work Product consisting of copyrightable subject matter is “work made for hire” as defined in 17 U.S.C. § 101 and such copyrights are therefore owned by the Company. To the extent that the foregoing does not apply, the Executive hereby irrevocably assigns to the Company, for no additional consideration, the Executive’s entire right, title, and interest in and to all Work Product and Intellectual Property Rights therein, including the right to sue, counterclaim, and recover for all past, present, and future infringement, misappropriation, or dilution thereof, and all rights corresponding thereto throughout the world. Nothing contained in this Agreement shall be construed to reduce or limit the Company’s rights, title, or interest in any Work Product or Intellectual Property Rights so as to be less in any respect than that the Company would have had in the absence of this Agreement.

12.3 Further Assurances; Power of Attorney. During and after the Employment Term, the Executive agrees to reasonably cooperate with the Company, at the Company’s sole cost and expense, to (a) apply for, obtain, perfect, and transfer to the Company the Work Product as well as any and all Intellectual Property Rights in the Work Product in any jurisdiction in the world; and (b) maintain, protect and enforce the same, including, without limitation, giving testimony and executing and delivering to the Company any and all applications, oaths, declarations, affidavits, waivers, assignments, and other documents and instruments as shall be requested by the Company. The Executive hereby irrevocably grants the Company power of attorney to execute and deliver any such documents on the Executive’s behalf in the Executive’s name and to do all other lawfully permitted acts to transfer the Work Product to the Company and further the transfer, prosecution, issuance, and maintenance of all Intellectual Property Rights therein, to the full extent permitted by law, if the Executive does not reasonably cooperate with the Company’s written request (without limiting the rights the Company shall have in such circumstances by operation of law). The power of attorney specifically identified and described herein is coupled with an interest and shall not be affected by the Executive’s subsequent incapacity.

12.4 No License. The Executive understands that this Agreement does not, and shall not be construed to, grant the Executive any license or right of any nature with respect to any Work Product or Intellectual Property Rights or any Confidential Information, materials, software, or other tools made available to the Executive by the Company.

13. Security.

13.1 Security and Access. The Executive agrees and covenants (a) to comply with all Company Group security policies and procedures as in force from time to time and provided in writing to the Executive, including without limitation those regarding computer equipment, telephone systems, voicemail systems, facilities access, monitoring, key cards, access codes, Company Group intranet, internet, social media and instant messaging systems, computer systems, email systems, computer networks, document storage systems, software, data security, encryption, firewalls, passwords and any and all other Company Group facilities, IT resources and communication technologies (“Facilities and Information Technology Resources”); (b) not to access or use any Facilities and Information Technology Resources except as necessary to perform the Executive’s duties hereunder or otherwise authorized by the Company; and (iii) not to access or use any Facilities and Information Technology Resources in any manner after the termination of the Executive’s employment by the Company, whether termination is voluntary or involuntary. The Executive agrees to notify the Company promptly in the event the Executive (with actual knowledge) learns of any violation of the foregoing by others, or of any other misappropriation or unauthorized access, use, reproduction, or reverse engineering of, or tampering with any Facilities and Information Technology Resources or other Company Group property or materials by others.

13.2 Exit Obligations. Upon (a) voluntary or involuntary termination of the Executive’s employment or (b) the Company’s request at any time during the Executive’s employment, the Executive shall (i) provide or return to the Company any and all Company Group property, including keys, key cards, access cards, identification cards, security devices, employer credit cards, network access devices, computers, cell phones, smartphones, PDAs, pagers, fax machines, equipment, speakers, webcams, manuals, reports, files, books, compilations, work product, email messages, recordings, tapes, disks, thumb drives or other removable information storage devices, hard drives, negatives, and data and all Company Group documents and materials belonging to the Company and stored in any fashion, including but not limited to those that constitute or contain any Confidential Information or Work Product, that are in the possession or control of the Executive, whether they were provided to the Executive by the Company Group or any of its business associates or created by the Executive in connection with the Executive’s employment by the Company; and (ii) delete or destroy all copies of any such documents and materials not returned to the Company that remain in the Executive’s possession or control, including those stored on any non-Company Group devices, networks, storage locations, and media in the Executive’s possession or control.

14. Governing Law: Jurisdiction and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of Texas without regard to conflicts of law principles. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in the District Courts of Harris County, Texas. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

15. Entire Agreement. Unless specifically provided herein, this Agreement contains all of the understandings and representations between the Executive and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter. The parties mutually agree that the Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement.

16. Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Executive and by the Chief Executive Officer. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed effective unless signed in writing by the party so waiving, or shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the parties in exercising any right, power, or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power, or privilege.

17. Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement.

The parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law.

The parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth herein.

18. Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience, and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

19. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

20. Tolling. Should the Executive violate any of the terms of the restrictive covenant obligations set forth in Section 7, Section 8, and Section 9 hereof, the obligation described therein will run from the first date on which the Executive ceases to be in violation of such obligation.

21. Section 409A.

21.1 General Compliance. This Agreement is intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.

21.2 Reimbursements. To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following:

(a) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year;

(b) any reimbursement of an eligible expense shall be paid to the Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and

(c) any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

22. [Intentionally Omitted]

23. Successors and Assigns. This Agreement is personal to the Executive and shall not be assigned by the Executive. Any purported assignment by the Executive shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company; provided, however, that any such assignment shall not relieve the Company of any of its duties or obligations hereunder. This Agreement shall inure to the benefit of the parties and their permitted successors and assigns.

24. Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, or by overnight carrier to the parties at the addresses set forth below (or such other addresses as specified by the parties by like notice) and with copies sent by email to the email addresses indicated below:

lfto the Company:

Attn: Nishchay Chadha, CEO

2700 Post Oak Blvd.,

Suite 2100

Houston, TX 77056

Email:

If to the Executive:

Jason McGlynn

Address: 50 Wintress Dr

The Woodlands, TX 77382

Email:

25. Representations of the Executive. The Executive represents and warrants to the Company that:

(a) The Executive’s acceptance of employment with the Company and the performance of duties hereunder will not conflict with or result in a violation of, a breach of, or a default under any contract, agreement, or understanding to which the Executive is a party or is otherwise bound.

(b) The Executive’s acceptance of employment with the Company and the performance of duties hereunder will not violate any non-solicitation, non-competition, or other similar covenant or agreement of a prior employer.

26. Withholding. The Company shall have the right to withhold from any amount payable hereunder any Federal, state, and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation; provided that the Company shall timely remit such withheld amounts to the appropriate governmental or taxing authority pursuant to and in accordance with all applicable laws, rules, and regulations.

27. Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination for the applicable period set forth herein.

28. Acknowledgement of Full Understanding. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE EXECUTIVE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE EXECUTIVE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF THE EXECUTIVE’S CHOICE BEFORE SIGNING THIS AGREEMENT.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Ace Green Recycling Inc.		Executive

/s/ Nishchay Chadha			/s/ Jason McGlynn
By:	Nishchay Chadha	By:	Jason McGlynn
Title:	Chief Executive Officer